EXHIBIT 10.3

CARMAX, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

[Date]

______________________________
______________________________
______________________________

Dear _____________________:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company.  Accordingly, I am pleased to inform you that, as of _________________ (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Restricted Stock Units of the Company (the “Restricted Stock Units”) as set forth herein.

The Restricted Stock Units are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Restricted Stock Unit Grant (the “Notice of Grant”), and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Stock Units:
Grant Date Fair Market Value:

Vesting of Restricted Stock Units

Except as otherwise provided in this Notice of Grant, the Restricted Stock Units will vest and become nonforfeitable on [THREE YEAR ANNIVERSARY DATE] or such earlier date as may be provided in this Notice of Grant or the Plan (the “Vesting Date”) provided you continue to be employed by the Company from the Grant Date until the Vesting Date.  Prior to the Vesting Date, the Restricted Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

Payment for Restricted Stock Units

The value of each Restricted Stock Unit on the Vesting Date shall equal the Fair Market Value of a share of Company Stock, with certain exceptions as noted in the paragraph below.  Payment for your Restricted Stock Units shall be made in a single lump sum cash payment as soon as practicable following the Vesting Date, but in no event later than the last day such payment may be made while still qualifying for the short–term deferral exception from Internal Revenue Code Section 409A.

The value on the Vesting Date of each Restricted Stock Unit shall not exceed two times, and shall not be less than .75 times, the Grant Date Fair Market Value of one share of Company Stock.  Accordingly, on the Vesting Date, the Company’s payment obligations shall not exceed $____ [Insert 2 x Grant Date FMV] per Restricted Stock Unit, and shall not be less than $____ [Insert .75 x Grant Date FMV] per Restricted Stock Unit.

Shareholder Rights

The Restricted Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights, except the right to receive payments equivalent to dividends as set forth herein.

Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on all Restricted Stock Units in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock prior to the Vesting Date.  The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in cash when the payment for the corresponding Restricted Stock Units is made.  Such additional Restricted Stock Units shall be subject to the same forfeiture restrictions and value limitations as apply to the Restricted Stock Units to which they relate.

Tax Withholding

On the Vesting Date, you will have taxable income equal to the value of the Restricted Stock Units on that date.  You will be required to reimburse the Company for the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the vesting of the Restricted Stock Units (“Tax Withholdings”).  The Company has the right to retain and withhold from any payment under this Agreement any required Tax Withholdings.  At its discretion, the Company may require you to reimburse it for any Withholding Taxes and withhold any payments, in whole or in part, until the Company is so reimbursed.  The Company shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company to you, including from your wages or commissions, an amount equal to any Tax Withholdings.

Forfeiture of Restricted Stock Units

Your Restricted Stock Units shall be forfeited upon the earliest to occur prior to the Vesting Date of the following:

1.
Termination of Employment by the Company.  Except as otherwise provided in the “Age and Service Vesting” section set forth below, upon termination of your employment with the Company by the Company for any reason, other than death or disability, your unvested Restricted Stock Units will be immediately forfeited.

2.
Resignation.  In the event that you resign your employment with the Company, any Restricted Stock Units that have not vested by your resignation date will be forfeited on your resignation date, except as otherwise provided in the “Age and Service Vesting” section set forth below.

Death or Disability
If your employment by the Company terminates because you die or become disabled, all Restricted Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Age and Service Vesting

If your employment with the Company terminates, such termination is not for cause and as of the date if the termination you have:

1.	Attained 55 years of age and completed ten years or more of continuous employment with the Company;

2.	Attained 62 years of age and completed seven years or more of continuous employment with the Company; or

3.	Attained 65 years of age and completed five years or more of continuous employment with the Company;

then all Restricted Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Change of Control

Notwithstanding anything to the contrary herein, in the event of a Change of Control, all Restricted Stock Units covered by this Notice of Grant shall vest in accordance with the following:

•	50% of your Restricted Stock Units shall vest effective upon the date of the Change of Control.

•	50% of your Restricted Stock Units shall vest effective upon the one-year anniversary of the date of the Change of Control.

Notwithstanding the foregoing, in the event that any of your Restricted Stock Units would have vested sooner than the one-year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in the “Vesting of Restricted Stock Units” section hereof or any other terms or conditions affecting vesting rights contained herein), such sooner vesting date shall apply to such Restricted Stock Units.

Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Stock Units covered by this Notice of Grant and the Grant Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock Units that existed immediately before the change.

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become an agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.  By accepting this online agreement, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading – Associates” which can be found on The CarMax Way.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

Printed Name	Employee ID Number